Exhibit 99.1

STRAWBERRY FIELDS REIT ANNOUNCES FIRST

QUARTER 2023 OPERATING RESULTS

South Bend, IN. May 15, 2023 (ACCESSWIRE) –Strawberry Fields REIT, Inc. (NYSE AMERICAN: STRW) (the “Company”) reported today its operating results for the quarter ended March 31, 2023.

FINANCIAL HIGHLIGHTS

●	100% of contractual rents collected

●	For the quarters ended March 31, 2023, and March 31, 2022:

●	FFO was $13.6 million and $2.0 million, respectively.

●	AFFO was $13.1 million and $11.6 million, respectively.

●	Net income was $4.1 million and $(5.3) million, respectively.

●	Rental income received was $21.1 million and $20.6 million, respectively.

Moishe Gubin, Chairman & CEO noted: “2023 has been off to a great start. We acquired a skilled nursing facility in Kentucky and up-listed to the NYSE American. As the year continues, the Company anticipates finding more deals that meet our investment criteria. With 75% of our debt currently fixed, the Company is well prepared to navigate today’s turbulent debt markets. As always, my team and I are working towards growing the Company and delivering additional shareholder value.”

Q1 2023 Quarterly Results

Rental revenues: Rental revenues for the three months ended March 31, 2023, increased by $1.3 million or 5.6% due to lease renewals and increased property taxes collected from tenants.

Depreciation and Amortization: Decrease in depreciation of $0.30 million or 4.5% is primarily due to certain equipment and personal property having been fully depreciated between the quarters ended March 31, 2022 and March 31, 2023, offset by certain site improvements.

Loss on real estate investment impairment: In February 2023, one facility under our Southern Illinois master lease was closed. The closure was a result of tenant request and mainly for efficiency reasons. This facility is under a master lease with 5 other facilities and the rent payment is continuing with no interruption and at the same amount. As a result of the closure, we are selling the property. We wrote off the remaining book value of this property, since the facility is no longer licensed to operate as a skilled nursing facility.

General and administrative expenses: Decrease in general and administrative expenses of $1.1 million or 43.5% is primarily due to internal costs incurred related to the Series C Bonds issuance during the first quarter of 2022 and lower operating costs during the first quarter of 2023 compared to the same quarter last year.

Property and other taxes: Increase in property taxes of $0.8 million or 26.3% is primarily due to increases in property taxes due.

Provision for doubtful accounts: During the three months ended March 31, 2023 we had no provisions. During the same period last year we had $250,000 related to a note received from a past tenant who defaulted on a lease in Texas.

Interest expense, net: The increase in interest expense of $0.3 million or 7.1% is primarily caused by increases in the floating rate on our mortgage loan facility.

Foreign currency transaction loss: No foreign currency transaction losses incurred in 2023. Series B Bonds repayment at maturity in March 2022 resulted in foreign currency transaction losses in 2022.

Net Income (loss): Increase in net income from ($5.3) million loss during the first quarter of 2022, to $4.1 million income during the first quarter of 2023 is primarily a result of foreign currency transaction losses incurred in the first quarter of 2022 and higher rental income in the first quarter of 2023 offset by an impairment in real estate investments.

Dividend

On May 9, 2023, our Board of Directors declared a cash dividend of $0.11 per share. The dividend will be paid on June 30, 2023 to common shareholders of record as of the close of business on June 16, 2023.

Safe Harbor Statement

Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements regarding: future financing plans, business strategies, growth prospects and operating and financial performance; expectations regarding the making of distributions and the payment of dividends; and compliance with and changes in governmental regulations.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained. Factors which could have a material adverse effect on our operations and future prospects or which could cause actual results to differ materially from our expectations include, but are not limited to: (i) the COVID-19 pandemic and the measures taken to prevent its spread and the related impact on our business or the businesses of our tenants; (ii) the ability and willingness of our tenants to meet and/or perform their obligations under the triple-net leases we have entered into with them, including, without limitation, their respective obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities; (iii) the ability of our tenants to comply with applicable laws, rules and regulations in the operation of the properties we lease to them; (iv) the ability and willingness of our tenants to renew their leases with us upon their expiration, and the ability to reposition our properties on the same or better terms in the event of nonrenewal or in the event we replace an existing tenant, as well as any obligations, including indemnification obligations, we may incur in connection with the replacement of an existing tenant; (v) the availability of and the ability to identify (a) tenants who meet our credit and operating standards, and (b) suitable acquisition opportunities, and the ability to acquire and lease the respective properties to such tenants on favorable terms; (vi) the ability to generate sufficient cash flows to service our outstanding indebtedness; (vii) access to debt and equity capital markets; (viii) fluctuating interest rates; (ix) the ability to retain our key management personnel; (x) the ability to maintain our status as a real estate investment trust (“REIT”); (xi) changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs; (xii) other risks inherent in the real estate business, including potential liability relating to environmental matters and illiquidity of real estate investments; and (xiii) any additional factors included under “Risk Factors” in our Annual Report Form 10-K dated March 27, 2023, including in the section entitled “Risk Factors” in Item 1A of Part I of such report, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC.

Forward-looking statements speak only as of the date of this press release. Except in the normal course of our public disclosure obligations, we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any statement is based.

Non-GAAP Financial Measures

Reconciliations, definitions and important discussions regarding the usefulness and limitations of the Non-GAAP Financial Measures used in this release can be found below.

About Strawberry Fields REIT

Strawberry Fields REIT, Inc., is a self-administered real estate investment trust engaged in the ownership, acquisition, development and leasing of skilled nursing and certain other healthcare-related properties. The Company’s portfolio includes 79 healthcare properties, of which 78 are owned, located throughout the states of Arkansas, Illinois, Indiana, Kentucky, Michigan, Ohio, Oklahoma, Tennessee and Texas. The properties comprise 83 healthcare facilities, consisting of 76 stand-alone skilled nursing facilities, two dual-purpose facilities used as both skilled nursing facilities and long-term acute care hospitals, and three assisted living facilities.

Investor Relations:

Strawberry Fields REIT, Inc.

IR@sfreit.com

+1 (773) 747-4100 x422

Funds From Operations (“FFO”)

The Company believes that funds from operations (“FFO”), as defined in accordance with the definition used by the National Association of Real Estate Investment Trusts (“NAREIT”), and adjusted funds from operations (“AFFO”) are important non-GAAP supplemental measures of our operating performance. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined as net income, computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization. AFFO is defined as FFO excluding the impact of straight-line rent, above-/below-market leases, non-cash compensation and certain non-recurring items. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and makes comparisons of operating results among REITs more meaningful. We consider FFO and AFFO to be useful measures for reviewing comparative operating and financial performance because, by excluding the applicable items listed above, FFO and AFFO can help investors compare our operating performance between periods or as compared to other companies.

While FFO and AFFO are relevant and widely used measures of operating performance of REITs, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance. FFO and AFFO also do not consider the costs associated with capital expenditures related to our real estate assets nor do they purport to be indicative of cash available to fund our future cash requirements. Further, our computation of FFO and AFFO may not be comparable to FFO and AFFO reported by other REITs that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define AFFO differently than we do.

The following table reconciles our calculations of FFO and AFFO for the three months ended March 31, 2023 and 2022, to net income (loss), the most directly comparable GAAP financial measure, for the same periods:

FFO and AFFO

	Three Months Ended March 31,
	2023	2022
(dollars in $000s)
Net income (loss)	$4,139	$(5,316)
Depreciation and amortization	6,988	7,283
Loss on real estate investment impairment	2,451	-
Funds from Operations	13,578	1,967
Adjustments to FFO:
Straight-line rent	(491)	(494)
Foreign currency transaction loss	-	10,100
Funds from Operations, as Adjusted	$13,087	$11,573